SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 2)


                              Hollywood Media Corp.
 ------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    436233100
 ------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                February 28, 2008
 ------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


            [ ] RULE 13d-1(b)

            [X] RULE 13d-1(c)

            [ ] RULE 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 436233100                                                Page 2 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Shannon River Fund Management Co LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    2,363,412 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           2,363,412 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,363,412 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.4% of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)


--------------------------------------------------------------------------------

(1) Shannon River Fund Management Co LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners, L.P, Shannon River Partners II, L.P., Doonbeg Fund, LP., Atlas Master Fund, Ltd. and FNY Managed Accounts LLC. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 436233100                                                Page 3 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Shannon River Global Management LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    760,448 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           760,448 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     760,448 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.4% of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)


--------------------------------------------------------------------------------

(1) Shannon River Global Management LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Shannon River Partners LTD. Spencer Waxman holds an indirect beneficial ownership interest in these shares.

CUSIP NO. 436233100                                                Page 4 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Shannon River Partners, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    410,963 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           410,963 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     410,963 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.3 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

(1) Shannon River Partners, L.P. directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                Page 5 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Shannon River Partners II, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    1,454,711 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           1,454,711 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,454,711 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

(1) Shannon River Partners II, L.P. directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                Page 6 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Doonbeg Fund, LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    145,173 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           145,173 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     145,173 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.5 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------

(1) Doonbeg Fund, LP directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                Page 7 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Atlas Master Fund, Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    25,000 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           25,000 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     25,000 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)


--------------------------------------------------------------------------------

(1) Atlas Master Fund, Ltd. directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                Page 8 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     FNY Managed Accounts LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    329,565 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           329,565 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     329,565 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.0 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)


--------------------------------------------------------------------------------

(1) FNY Managed Accounts LLC directly beneficially owns these shares of Common Stock.

CUSIP NO. 436233100                                                Page 9 of 13
--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON

     Shannon River Partners, LTD
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |X| Reporting Person is affiliated with other persons.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    760,448 Shares (1)
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           760,448 Shares (1)
    WITH:      -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     760,448 Shares (1)
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                      |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     2.4 % of Common Stock
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO (Limited Liability Company)


--------------------------------------------------------------------------------

(1) Shannon River Partners LTD directly beneficially owns these shares of Common Stock.

ITEM 1(a).  Name of Issuer:

         Hollywood Media Corp.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         2255 Glades Road, Suite 221A, Boca Raton, Florida 33431
         -------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         -------------------------------------------------------------------
         Shannon River Fund Management Co LLC ("SRFM")
         -------------------------------------------------------------------
         Shannon River Global Management LLC ("SRGM")
         -------------------------------------------------------------------
         Shannon River Partners, LP ("SRP")
         -------------------------------------------------------------------
         Shannon River Partners II, LP ("SRP II")
         -------------------------------------------------------------------
         Doonbeg Fund, LP ("DF")
         -------------------------------------------------------------------
         Atlas Master Fund, Ltd. ("Atlas")
         -------------------------------------------------------------------
         FNY Managed Accounts LLC ("FNY LLC")
         -------------------------------------------------------------------
         Shannon River Partners LTD ("SRP LTD")
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         800 Third Avenue, 30th Floor, New York, New York 10022
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         -------------------------------------------------------------------
         SRFM and SRGM are Delaware Limited Liability Companies
         -------------------------------------------------------------------
         SRP, SRP II and DF are Delaware Limited Partnerships
         -------------------------------------------------------------------
         FNY LLC is a Delware Limited Liability Company
         -------------------------------------------------------------------
         SRP LTD is a Cayman Islands Exempted Limited Liability Company
         -------------------------------------------------------------------
         Atlas is a Cayman Islands Limited Liability Company
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $.01 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  436233100

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

         None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons: 3,123,860 Shares

(b) Percent of class: 9.8% of Common Stock

(c) Number of shares as to which the reporting persons have:

         (i)      sole power to vote or to direct the vote: 3,123,860 Shares
         (ii)     shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition: 3,123,860 Shares
         (iv)     shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934. The persons filing this statement are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 9, 2008

                                       SHANNON RIVER FUND MANAGEMENT CO. LLC

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       SHANNON RIVER GLOBAL MANAGEMENT LLC

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       SHANNON RIVER PARTNERS, L.P.

                                       By: Shannon River Fund Management Co.
                                           LLC, General Partner

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       SHANNON RIVER PARTNERS II, L.P.

                                       By: Shannon River Fund Management Co.
                                           LLC, General Partner

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       DOONBEG FUND, LP

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       ATLAS MASTER FUND, LTD.

                                       By: Shannon River Fund Management Co.
                                           LLC, Managing Member

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       FNY MANAGED ACCOUNTS LLC

                                       By: Shannon River Fund Management Co.
                                           LLC, Managing Member

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member

                                       SHANNON RIVER PARTNERS LTD

                                       By: Shannon River Global Management LLC,
                                           General Partner

                                          By: /s/ Spencer Waxman
                                              ----------------------------------
                                              Spencer Waxman, Managing Member